Exhibit (11)(iii) under N-1A
                                   Exhibit 23 under Item 601/Reg SK


            CONSENT OF PRICE WATERHOUSE LLP, INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 to the registration statement on Form N-1A of Federated Investment Trust (the "Registration Statement") (File Nos. 33-00053, 811-07477) of our report dated July 25, 1995, relating to the financial statements of the Bond Market Portfolio (one of the portfolios constituting the St. James Portfolios), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement.


By:/s/ PRICE WATERHOUSE LLP
   Price Waterhouse LLP
Boston, Massachusetts